EQUITABLE HOLDINGS, INC. ASSISTANT SECRETARY'S CERTIFICATE I, Christine Medy, as Assistant Secretary of EQUITABLE HOLDINGS, INC. (the "Corporation"), a corporation organized and existing under the laws of the State of Delaware, do hereby certify that the following is a true, correct and complete copy of Sections 4.01, 4.02 and 8.03 of the By-laws of the Corporation as now in full force and effect: “Section 4.01. Officers. The Board shall elect a Chief Executive Officer and President (which offices shall be held by the same person) and a Secretary as officers of the Corporation. The Board may also elect a Treasurer, one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers, and such other officers and agents as the Board may determine (including a Chief Financial Officer). In addition, the Board from time to time may delegate to any officer the power to appoint subordinate officers or agents and to prescribe their respective rights, terms of office, authorities and duties. Any action by an appointing officer may be superseded by action by the Board. Any number of offices may be held by the same person. No officer need be a director of the Corporation.” “Section 4.02. Election. The officers of the Corporation elected by the Board shall serve at the pleasure of the Board. Officers and agents appointed pursuant to delegation authority as provided in Section 4.01 (or, in the case of agents, as provided in Section 4.06) shall hold their offices for such terms as may be determined from time to time by the appointing officer. Each officer shall hold office until his or her successor has been elected or appointed and qualified, or until his or her earlier death, resignation or removal.” “Section 8.03. Execution of Instruments. Except as otherwise required by law or the Certificate of Incorporation, the Board or any officer of the Corporation authorized by the Board may authorize any other officer or agent of the Corporation to enter into any contract or execute and deliver any instrument in the name and on behalf of the Corporation and such execution or signature shall be binding upon the Corporation. Any such authorization must be in writing or by electronic transmission and may be general or limited to specific contracts or instruments.”

- 2 - And I further certify that (i) Ralph Petruzzo is the duly elected, qualified and acting Deputy General Counsel and Signatory Officer of the Corporation and (ii) is authorized to execute documents on behalf of the Corporation as outlined above. IN WITNESS WHEREOF, I have hereunto affixed my signature and the Seal of the Corporation this 30th day of October 2025. Assistant Secretary